EXHIBIT 99.1

PRESS RELEASE
First Nine Months 2014 Results

► Continued traction for our leading triple-play bundles (“Whop” and “Whoppa”), resulting in more than 1 million triple-play subscribers at September 30, 2014 (+11% yoy);
► Sustained focus on providing a great customer experience and continuous product enhancements drove annualized churn across all fixed services to their lowest level for a third quarter since 2009;
► Full year outlook reconfirmed, having achieved revenue and Adjusted EBITDA growth of 4% and 8%.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 23, 2014 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2014.

HIGHLIGHTS

•
Robust operational results in Q3 2014 with 83,400 net subscriber additions to our advanced fixed services of digital TV, broadband internet and fixed telephony, up 66% sequentially despite a competitive environment;

•
ARPU per customer relationship reached €50.0 in Q3 2014, up 5% yoy, driven by a higher share of both triple-play and digital TV subscribers in our overall mix, partly offset by a higher share of bundle discounts;

•	Further improvement in net mobile subscriber additions (+47,700 in Q3 2014) as a result of our improved product line-up, including “King Supersize”, 4G access and targeted handset subsidies;

•
Revenue of €1,271.1 million for 9M 2014, up 4% yoy, impacted by substantially lower revenue from the sale of standalone handsets, lower analog carriage fees and lower usage-related revenue. Improving revenue growth to 5% yoy in Q3 2014, resulting in €432.3 million of revenue;

•
Adjusted EBITDA(1) of €687.4 million for 9M 2014, up 8% yoy, and including a nonrecurring €12.5 million benefit from the settlement of certain operational contingencies. Adjusted EBITDA of €227.3 million in Q3 2014, up 4% yoy, reflecting higher network operating and service costs, including targeted handset subsidies;

•
Accrued capital expenditures(2) of €260.0 million for 9M 2014, representing 20% of revenue. Excluding the renewal of the Belgian football broadcasting rights, accrued capital expenditures reached 18% of revenue;

•	Free Cash Flow(3) more than doubled to €209.3 million for 9M 2014 as a result of solid Adjusted EBITDA growth, an improvement in our working capital and lower cash capital expenditures.

As of and for the nine months ended	September 2014	September 2013	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,271.1	1,223.9	4%
Operating Profit	414.5	368.7	12%
Net Profit	71.4	153.5	-53%
Basic Earnings Per Share	0.62	1.34	-54%
Diluted Earnings Per Share	0.61	1.33	-54%
Adjusted EBITDA (1)	687.4	636.9	8%
Adjusted EBITDA margin %	54.1%	52.0%
Accrued Capital Expenditures (2)	260.0	263.2	-1%
Accrued Capital Expenditures as % of revenue	20.5%	21.5%
Free Cash Flow (3)	209.3	102.4	104%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,073,800	2,093,400	-1%
Analog Cable TV	508,300	626,800	-19%
Digital Cable TV	1,565,500	1,466,600	7%
Broadband internet	1,512,800	1,442,100	5%
Fixed telephony	1,133,600	1,029,100	10%
Mobile telephony	868,500	712,900	22%
Triple-play customers	1,025,200	919,700	11%
Services per customer relationship (4)	2.28	2.18	5%
ARPU per customer relationship (€ / month) (4) (5)	49.6	47.2	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 10.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on October 23, 2014 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations :        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Investor Relations:        Thomas Deschepper - thomas.deschepper@staff.telenet.be - Phone: +32 15 366 645
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2013 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the nine months ended September 30, 2014 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2013 and the condensed consolidated interim financial statements for the nine months ended September 30, 2014 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

Non-GAAP measures - Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 23, 2014 at 7:00am CET

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

”I am pleased to see that the continuous efforts of our Telenet employees to provide a great experience to the 2,073,800 unique customer relationships and 868,500 mobile postpaid subscribers we served at the end of September 2014 resulted in a robust operational performance. Annualized churn across all our fixed services continued to improve as a result of the successful execution of our multiple-play strategy and various product enhancements, including higher and unparalleled download speeds for both our residential and business customers, our WiFi calling app “Triiing” and our leading OTT platform “Yelo TV”. Hence, annualized churn for all fixed services reached their lowest level for a third quarter in five years’ time despite the intensely competitive environment. In the third quarter, we added 83,400 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony, up 66% compared to the preceding quarter and up 33% compared to the third quarter of last year. At the end of September 2014, approximately 49% of our customer base subscribed to all three fixed services with the number of triple-play subscribers up 11% yoy to just over one million now. The higher share of multiple-play and digital TV subscribers in the overall customer mix resulted in a 5% yoy increase in the ARPU per unique customer relationship, reaching €50 for the first time in the third quarter. Thanks to our improved mobile line-up, including the launch of 4G services and the competitive “King Supersize” option in March 2014, the acceleration in net mobile postpaid subscribers continued in the third quarter as we achieved our best quarterly performance (+47,700) since Q2 2013 despite the intensely competitive environment. As today only around 19% of our unique customer relationships take mobile services from us, we continue to see healthy growth opportunities going forward.

At the end of August, we announced the start of our next-generation network investment program. Over the next five years, we intend to invest around €500 million to increase the available network capacity from 600 MHz currently to 1 GHz, enabling download speeds of up to 1 Gbps in the future. As a result, we will be able to maintain our technological advantage over competing networks, while ensuring Flemish consumers, businesses and governments have access to one of the most advanced cable networks in Europe. In early October, we also announced the launch of the EAP technology, which will enable our customers to connect automatically and seamlessly to our vast network of over 1 million WiFi Homespots and approximately 2,000 WiFi hotspots. Thanks to EAP, our customers will enjoy a superfast mobile data experience, while providing increased opportunities to offload a growing proportion of the mobile data traffic over our WiFi network.

Flipping to our financial performance, I am pleased to see that our revenue growth rate increased in the third quarter on the back of solid RGU trends for both our fixed and mobile services, higher revenue from the sale of set-top boxes and a higher contribution from our business services division. Revenue for the third quarter was up 5% to €432 million. For the first nine months of 2014, we generated revenue of €1,271 million, up 4% yoy, and negatively impacted by significantly lower revenue from the sale of standalone handsets, lower analog carriage fees and lower usage-related revenue. Excluding these items, our revenue growth rate for the first nine months would have been meaningfully higher. Our Adjusted EBITDA for the first nine months reached €687 million, up 8% yoy, and included a nonrecurring benefit of €12.5 million relating to the settlement of certain operational contingencies. In the third quarter, we delivered €227 million of Adjusted EBITDA, up 4% yoy, reflecting higher network operating and service costs in the quarter, which were partly offset by lower advertising, sales and marketing expenses. Accrued capital expenditures for the first nine months reached €260 million, representing around 20% of our revenue. Excluding the impact from the renewal of the Belgian football broadcasting rights, our accrued capital expenditures for the first nine months represented around 18% of our revenue. Finally, our Free Cash Flow for the first nine months more than doubled to €209 million as compared to the prior year period, driven by solid Adjusted EBITDA growth, an improvement in our working capital and lower cash capital expenditures.

Looking back at our solid financial performance over the first nine months and taking the current operational trends into account, we reconfirm our full year outlook. Hence, we continue to target revenue and Adjusted EBITDA growth of “between 4-5%” and “between 5-6%” respectively for the full year. Accrued capital expenditures are expected to reach “between 20-21%” of our revenue, while we anticipate to generate Free Cash Flow “between €230-240 million”. Combined with the targeted network investments over the next five years, our leading product positioning and customer-oriented focus, we remain well positioned to create appealing shareholder value in the future.”

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1	Operational highlights

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

As of September 30, 2014, we served 2,073,800 customer relationships, which represented approximately 71% of the 2,910,700 homes passed by our network. As of September 30, 2014, all of our 2,073,800 customer relationships subscribed to our basic cable television services, 1,512,800 subscribed to our broadband internet services and 1,133,600 subscribed to our fixed telephony services. We also had 868,500 mobile postpaid subscribers as of September 30, 2014. In addition, approximately 75% of our basic cable television subscribers had upgraded to the higher ARPU digital TV platform. At September 30, 2014, we provided 4,720,200 services, excluding our mobile RGUs, a 3% increase compared to the prior year period.

Since the start of 2014, we added 190,600 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony, of which 83,400 were added in Q3 2014, up 33% compared to Q3 2013 despite a generally more mature market environment in which we are operating. Despite the competitive environment and the effects from the October 2012 Telecoms Law, making it essentially easier for consumers to switch operators, we further reduced our annualized churn rates across all our fixed products. In Q3 2014, we reached the lowest annualized churn rate for a third quarter in five years’ time across all our residential fixed products. In mobile, we enjoyed a broadly stable annualized churn rate compared to Q2 2014, when we reached the lowest annualized churn rate since the launch of our “King” and “Kong” rate plans mid-2012. We believe these favorable churn trends in both our fixed and mobile business reflect that we are reaping the benefits from both our multiple-play strategy and our relentless focus on providing a great customer experience.

We continued to enjoy robust net subscriber growth for our leading “Whop” and “Whoppa” triple-play bundles following their launch in June 2013. In Q3 2014, we attracted 27,900 net triple‐play subscribers, exceeding 1 million triple-play subscribers at September 30, 2014 (1,025,200, up 11% year-on-year). We now have around 49% of our customer relationships subscribing to our triple-play services compared to around 44% at September 30, 2013. We still have a large single-play customer base, representing around 22% of our overall customer base at September 30, 2014, which we are focused on upselling to our advanced services and bundled propositions. The progress in our multiple-play strategy can also be derived from the number of services customers receive from us. At September 30, 2014, our customers subscribed to an average of 2.28 services, up 5% compared to the Q3 2013 quarter-end when our bundling ratio was 2.18 (excluding mobile telephony in both cases).

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our key operational metrics as we aim to obtain a larger share of our customers’ spending on telecommunication, media and entertainment services. For the first nine months of 2014, the ARPU per customer relationship yielded €49.6, up €2.4, or 5%, compared to the prior year period when the ARPU per customer relationship amounted to €47.2. In Q3 2014, the ARPU per customer relationship reached €50.0, up 5% compared to the prior year period when the ARPU per customer relationship was €47.5. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix; (ii) a larger share of higher ARPU digital TV subscribers who often consume additional pay TV content and; (iii) the favorable impact from the February 2014 price increase on certain fixed services. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

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1.2    Broadband internet

Our broadband internet subscriber base surpassed 1.5 million subscribers in the course of the third quarter. At September 30, 2014, we served 1,512,800 broadband internet subscribers, having added 19,900 net subscribers in Q3 2014 which is traditionally a softer sales quarter in our business (9M 2014: 47,900). At September 30, 2014, 52.0% of the homes passed by our leading HFC network subscribed to one of our broadband internet products as compared to 49.9% at the end of Q3 2013. In June 2013, we successfully repositioned our multiple-play bundles with unparalleled download speeds in our footprint of 60 and 120 Mbps for our “Whop” and “Whoppa” bundles, respectively. In June 2014, we further enriched our product offering, resulting in an even greater surfing experience for both our residential and business customers. We currently provide downstream speeds up to 160 Mbps for our residential “Whoppa” customers and up to 200 Mbps for our “Business Internet 200 Plus” customers.

We believe our broadband internet subscriber base is one of the most advanced in Europe as the average download speed reached approximately 82 Mbps at the end of September 2014 compared to approximately 43 Mbps prior to the launch of our new triple-play bundles in June 2013. We have also made further progress with our WiFi strategy, which we consider to be both a natural extension for the fixed broadband connection in the home or office and a means to offload an increasing share of mobile data traffic to our existing WiFi network. Today, we have deployed more than 1 million active WiFi Homespots and operate approximately 2,000 WiFi hotspots in public areas. Through our partnership with the Walloon cable operator VOO, broadband internet customers from Telenet and VOO can freely use the WiFi Homespots on either company’s network. In Q3 2014, annualized churn for our broadband internet service was 7.3% compared to 7.7% for the prior year period.

At the end of August 2014, we announced our next-generation network upgrade program as we aim to invest around €500.0 million over the next five years to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of up to 1 Gbps in the future. In early October 2014, we announced the roll-out of the Extensible Authentication Protocol (“EAP”) functionality on our WiFi routers, enabling customers to automatically and seamlessly connect to our WiFi network. This new technology has been activated for substantially all WiFi hotspots and the WiFi Homespots in the city of Mechelen, where we are located. The broader rollout in other Flemish cities will happen in the course of November and December 2014. By early 2015, we aim to equip all WiFi Homespots within our footprint with this new technology, boosting the offloading capabilities to move a larger share of mobile data traffic to our WiFi network.

1.3    Fixed telephony

Since the successful repositioning of our multiple-play bundles in June last year, including the launch of our innovative VoIP app “Triiing”, we have seen continued strong growth in fixed telephony subscribers. We believe “Triiing” adds value to our fixed telephony proposition as it operates through any WiFi connection worldwide, creating the potential to significantly reduce roaming costs abroad for our customers. The number of registered devices using “Triiing” increased to approximately 257,000 at September 30, 2014. In Q3 2014, we achieved 26,300 net fixed telephony subscriber additions (9M 2014: 68,600). We ended Q3 2014 with 1,133,600 fixed telephony subscribers (+10% year-on-year). Fixed telephony penetration expanded to 38.9% of homes passed by our network despite lower mobile pricing and the intensely competitive environment. In Q3 2014, annualized churn for our fixed telephony service reached 6.6%, representing a decrease of 30 basis points compared to Q3 2013.

1.4    Mobile telephony

In March 2014, we improved our mobile line-up by introducing the “King Supersize” option, which provides customers with twice as many minutes, text messages and data as a regular “King” tariff plan for an additional €5 per month. Priced at €20 per month, we believe “King Supersize” remains a compelling value proposition relative to comparable offerings by our main competitors. We also made our high-end “Kong” offer more attractive by reducing headline prices (for both new and existing subscribers) from €50 per month to €45 per month, while expanding the usage limits for data, messaging and voice specifications. Since the end of March 2014, our mobile telephony subscribers also receive free access to 4G. After the targeted handset subsidy campaign of late May 2014, we launched a comparable

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campaign towards the end of the third quarter offering customers the possibility to purchase a 4G-enabled smartphone at €49 in conjunction with either a “King”, “King Supersize” or “Kong” tariff plan. In parallel, we are retailing the new iPhone 6™ smartphones with a headline price discount dependent on the monthly handset contribution chosen by the customer and independent from the mobile tariff plan chosen.

The aforementioned improvements to our product line-up drove an acceleration in net new mobile subscriber growth compared to recent quarters. We recorded 47,700 net mobile postpaid subscriber acquisitions in Q3 2014 (9M 2014: 118,000), which was our best quarterly achievement since Q2 2013 despite today’s much more competitive environment. At September 30, 2014, we had 868,500 postpaid subscribers, which was up 22% year-on-year. The ARPU generated by our mobile subscribers reached €26.9 in Q3 2014 (including interconnection). The decrease compared to the prior year period was primarily driven by discount allocation impacts from the harmonization of our mobile tariffs for both new and existing customers in November 2013. On a sequential basis, however, our mobile ARPU (including interconnection) remained broadly unchanged.

1.5    Television

1.5.1    Digital & Premium Television

At September 30, 2014, we served 1,565,500 digital TV customers (+7% year-on-year) as we added 37,200 net digital TV subscribers in Q3 2014 (9M: 74,100). As of September 30, 2014, approximately 75% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform compared to around 70% at September 30, 2013. Relative to the preceding quarters, we saw a strong uptake in the number of net digital TV subscriber additions following the phasing-out of our SD video platform. Digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops via “Yelo TV”, which had approximately 423,900 active users as of September 30, 2014. Our subscription video-on-demand packages, “Rex” and “Rio”, which provide unlimited access to a wide selection of content for a fixed monthly charge, had nearly 127,300 customers as of September 30, 2014, which was up 13% sequentially.

In June 2014, the Jupiler Pro League awarded the Belgian soccer rights for the next three seasons on a non-exclusive basis. As such, Telenet is able to offer all matches of the Belgian competition live on Sporting Telenet until the 2016-2017 season. As a result, we continue to offer a great selection of both domestic and international football on our Sporting Telenet pay TV platform, along with a broad sports line-up including NBA basketball, golf and Formula One racing. At the end of September 2014, approximately 206,100 customers subscribed to our pay television sports channels, representing an increase of 2% compared to the prior quarter as a result of the start of the new football season.

1.5.2    Basic Cable Television

Subscribers to our total basic analog and digital cable television services decreased by 2,800 to 2,073,800 at September 30, 2014 compared to 2,076,600 at June 30, 2014 (9M 2014: -18,700). This represented a marked improvement compared to the net organic loss of 5,800 basic cable TV subscribers in Q2 2014. We believe this improvement of our net organic loss rate represents a solid achievement given the intensely competitive environment, characterized by the availability of other digital and over-the-top (“OTT”) platforms in our market and increased competition from low-end offers.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the first nine months of 2014, we generated revenue of €1,271.1 million, representing a 4% increase compared to the prior year period when we produced revenue of €1,223.9 million. All of our revenue growth in the period was organic and directly driven by (i) solid multiple-play growth with the number of triple-play subscribers up 11% compared to Q3 2013 quarter-end; (ii) the benefit from the selective price increase on certain fixed services in February 2014, (iii) a €12.9 million higher contribution from our mobile activities, and (iv) a 4% increase in our business services revenue. These favorable impacts were partly offset by (i) substantially lower revenue from the sale of standalone handsets of €10.9 million on which we generally earn a small margin, (ii) €4.4 million lower analog carriage fees, and (iii) lower usage-related revenue. Excluding the negative impact from the lower standalone handset sales and lower analog carriage fees, our revenue growth rate would have been meaningfully higher.

In Q3 2014, our revenue amounted to €432.3 million, marking a 5% increase compared to Q3 2013 when we achieved revenue of €410.3 million. Relative to both Q1 2014 and Q2 2014, our revenue growth showed an expected acceleration in Q3 2014, driven by solid RGU growth for our leading advanced fixed services and a further improvement in the rate of net mobile subscriber additions following the successful launch of our “King Supersize” option in March 2014. We also recorded higher revenue from the sale of set-top boxes, which was partly offset by lower revenue from the sale of standalone handsets.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €240.9 million for the first nine months of 2014 (Q3 2014: €80.4 million) and was up 2% versus the same period in the prior year. The negative impact from the decrease in our active subscriber base was more than offset by higher revenue from copyright fees following the price increase in February 2014. As we pay these copyright fees directly to copyright collection agencies for certain content provided by the public broadcasters, the aforementioned increase does not benefit our Adjusted EBITDA.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes amongst others recurring set-top box rental fees and the revenue generated by supplemental channel offerings and our VOD platform. For the first nine months of 2014, our premium cable television business generated revenue of €174.6 million (Q3 2014: €58.1 million), representing a 1% decrease compared to the prior year period. Higher set-top box rental revenue and subscription revenue was more than offset by a growing proportion of bundle discounts following the repositioning of our triple-play bundles in June 2013 and the temporary discounts for “Rex” and “Rio” in Q1 2014.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) third-party sales and standalone mobile handset sales, (ii) channel carriage fees, (iii) cable television activation and installation fees, and (iv) set-top box sales revenue. Distributors/Other revenue reached €37.9 million for the first nine months of 2014, which was €9.6 million lower than the €47.5 million we recorded for the first nine months of 2013. This 20% year-on-year revenue decrease was primarily driven by substantially lower revenue from the sale of standalone handsets and lower analog carriage fees. In Q3 2014, our Distributors/Other revenue was €14.0 million, up €1.3 million, or 10%, compared to Q3 2013 as both lower revenue from the sale of standalone handsets and lower analog carriage fees were offset by higher revenue from the sale of set-top boxes.

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RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our residential and small business broadband internet RGUs totaled €389.5 million for the first nine months of 2014 (Q3 2014: €131.7 million) and was up 13% compared to the prior year period when we recorded residential broadband internet revenue of €343.9 million. Our revenue growth was driven by a solid 5% growth in our RGU base, the more favorable allocation of revenue from our “Whop” and “Whoppa” bundles compared to our previous triple-play bundles and the benefit from the aforementioned price increase as from February 2014.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes recurring subscription-based revenue from both our fixed and mobile telephony subscribers as well as interconnection revenue generated by these customers. Our residential telephony revenue reached €357.5 million for the first nine months of 2014 (Q3 2014: €124.0 million), and was only slightly up compared to the prior year period as a higher contribution from our mobile telephony business was offset by lower fixed telephony revenue as a result of a higher proportion of bundle discounts.

Our residential fixed telephony revenue was €165.9 million for the first nine months of 2014 (Q3 2014: €56.3 million) with a solid 10% subscriber increase offset by a growing proportion of bundle discounts and lower usage-related revenue following the continued success of our “FreePhone Europe” flat-fee rate plans. Our residential mobile telephony revenue yielded €191.6 million (Q3 2014: €67.7 million), including €59.4 million (Q3 2014: €19.9 million) of interconnection revenue. Our residential mobile telephony revenue for the first nine months of 2014 increased 7% compared to the prior year period driven by continued growth in the number of postpaid subscribers, partially offset by a decrease in our mobile ARPU as mentioned earlier. Compared to Q2 2014, our residential mobile telephony revenue increased by 7% as a result of improved net mobile subscriber growth.

BUSINESS SERVICES

Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security. Telenet for Business generated revenue of €70.7 million for the first nine months of 2014, which was up 4% compared to the prior year period when our business services yielded revenue of €67.7 million and reflected the negative impact from changes in the way we recognize certain upfront fees. In addition, lower revenue from leased data lines and hosting services was more than offset by higher revenue from wholesale services for mobile, managed security services and fixed voice as continued pricing pressure was offset by strong growth from new fixed telephony product offerings for medium-sized businesses. In Q3 2014 alone, our business services revenue reached €24.1 million, representing a 3% increase compared to Q3 2013 on the back of higher fixed voice, wholesale services for mobile and security-related revenue, partly offset by lower revenue from leased data lines and hosting services.

2.2    Expenses

For the first nine months of 2014, our total operating expenses were €856.6 million, broadly stable compared to the prior year period when we incurred total operating expenses of €855.2 million. Slightly higher employee benefit expenses and slightly higher depreciation and amortization charges for the first nine months of 2014 were more than offset by a 2% decrease in our network operating and service costs and lower advertising, sales and marketing expenses as a result of timing variances in some of our marketing campaigns. Our operating expenses for the first nine months of 2014 also reflected a €12.5 million favorable impact from the settlement of certain operational contingencies, while our operating expenses for the first nine months of 2013 were favorably impacted by a €15.7 million reversal of depreciation charges in Q2 2013 following a settlement on set-top box related import duties.

In Q3 2014, we incurred total operating expenses of €295.0 million, up 4% compared to the prior year period when we incurred €283.8 million of total operating expenses. This increase was largely driven by €15.4 million higher network

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 9

operating and service costs, including higher interconnection costs and relatively higher costs associated with targeted handset subsidy campaigns, offering customers the possibility to purchase a 4G-enabled smartphone at €49 in conjunction with either a “King”, “King Supersize” or “Kong” tariff plan.

•
Employee benefits increased 2% from €111.9 million for the first nine months of 2013 to €114.5 million for the first nine months of 2014 (Q3 2014: €36.3 million) as a result of the 1% mandatory wage indexation for all of our employees in January 2014 and modest growth in our employee base, reflecting the continued growth of our operations.

•
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, was €262.1 million for the first nine months of 2014 (Q3 2014: €86.1 million) and were slightly higher compared to the prior year period when we recorded a €15.7 million favorable impact of the reversal of set-top box related import duties. Depreciation and amortization charges for the first nine months of 2014 were also impacted by an extension to the expected useful life of the latest generation of set-top boxes. Furthermore, we incurred lower amortization expenses for the first nine months of 2014 versus the prior year period due to the full impairment of the intangible asset related to the 3G mobile spectrum license at December 31, 2013.

•
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses, continued to represent the largest portion of our total operating expenses. Compared to the first nine months of 2013, our network operating and service costs decreased by €8.8 million, or 2%, to €378.6 million for the first nine months of 2014, primarily as a result of significantly lower costs associated with handset sales and subsidies. Furthermore, our network operating and service costs for the first nine months of 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies. In Q3 2014, we incurred €139.6 million of network operating and service costs, up 12% year-on-year, primarily driven by higher interconnection expenses, higher copyright costs, higher costs related to the sale of set-top boxes and costs related to handset subsidies from our newest marketing campaigns.

•
Advertising, sales and marketing expenses of €45.6 million for the first nine months of 2014 showed a 10% decrease compared to the prior year period, reflecting the launch of our revamped multiple-play bundles in June 2013, lower sales commissions due to relatively lower net new subscriber growth for both our fixed and mobile services and timing variances in some of our campaigns. These reasons also led to a 14% decrease in Q3 2014 to €14.3 million when compared to Q3 2013.

•
Our other costs, including operating charges related to acquisitions or divestitures, amounted to €48.8 million for the first nine months of 2014 (Q3 2014: €17.0 million) compared to €37.2 million for the first nine months of 2013 and included, amongst other, business-supporting corporate advisory, consulting and legal fees.

Our operating expenses represented approximately 67% of our revenue for the first nine months of 2014 as compared to approximately 70% for the first nine months of 2013. The relative decrease compared to the prior year period was primarily driven by lower costs associated with handset sales and subsidies and lower advertising, sales and marketing expenses, partly offset by higher personnel expenses and other costs. Cost of services provided as a percentage of our revenue reached approximately 54% for the first nine months of 2014 as compared to approximately 55% for the first nine months of 2013. Selling, general and administrative expenses represented approximately 14% of our overall revenue for the first nine months of 2014 as compared to approximately 15% in the prior year period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 10

2.3    Adjusted EBITDA and operating profit

For the first nine months of 2014, we achieved Adjusted EBITDA of €687.4 million, representing an increase of 8% compared to the first nine months of 2013 when our Adjusted EBITDA reached €636.9 million. As mentioned earlier, our Adjusted EBITDA for the first nine months of 2014 reflected a nonrecurring €12.5 million benefit from the settlement of certain operational contingencies. In addition, our Adjusted EBITDA growth for the first nine months of 2014 was directly driven by solid multiple-play growth, relatively lower costs associated with handset subsidies compared to the prior year period and an overall control of our overhead expenses. Consequently, we achieved an Adjusted EBITDA margin of 54.1% for the first nine months of 2014 compared to 52.0% for the first nine months of 2013, despite a relatively higher contribution from our lower-margin mobile and entertainment businesses.

In Q3 2014, our Adjusted EBITDA reached €227.3 million, and was up 4% compared to the prior year period when we recorded €219.1 million of Adjusted EBITDA. As expected, our Adjusted EBITDA margin in Q3 2014 showed a narrow contraction to 52.6% relative to 53.4% in Q3 2013. Lower advertising, sales and marketing expenses in Q3 2014 were more than offset by higher costs associated with handset subsidies from our recent mobile campaigns, higher interconnection expenses as a result of continued RGU growth for both our fixed and mobile businesses and higher costs related to the sale of set-top boxes.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2014	2013	Change %	2014	2013	Change %

Adjusted EBITDA	227.3	219.1	4%	687.4	636.9	8%
Adjusted EBITDA margin	52.6%	53.4%		54.1%	52.0%

Share based compensation	(1.7)	(1.8)	-6%	(7.0)	(8.6)	-19%
Operating charges related to acquisitions or divestitures	(0.4)	—	N.M.	(2.0)	—	N.M.
Restructuring charges	(1.8)	—	N.M.	(1.8)	—	N.M.

EBITDA	223.4	217.3	3%	676.6	628.3	8%

Depreciation, amortization and impairment	(86.1)	(90.8)	-5%	(262.1)	(259.6)	1%

Operating profit	137.3	126.5	9%	414.5	368.7	12%

Net finance expense	(72)	(62.8)	15%	(255.8)	(142.8)	79%
Other income (loss)	—	(0.1)	N.M.	0.3	(0.3)	N.M.
Income tax expense	(42.7)	(20.1)	112%	(87.6)	(72.1)	21%

Profit for the period	22.6	43.5	-48%	71.4	153.5	-53%
N.M - Not Meaningful

Operating profit for the first nine months of 2014 reached €414.5 million (Q3 2014: €137.3 million) compared to the prior year period when we recorded operating profit of €368.7 million. The 12% increase in our operating profit for the first nine months of 2014 was directly driven by a solid 8% year-on-year growth in our Adjusted EBITDA, whereas our depreciation and amortization charges were only slightly higher compared to the prior year period.

2.4    Net result

FINANCE INCOME AND EXPENSES

For the first nine months of 2014, our net finance expenses totaled €255.8 million compared to €142.8 million of net finance expenses incurred for the first nine months of 2013. The increase in net finance expenses was primarily driven by a decrease in the fair value of our derivatives. For the first nine months of 2014, our derivatives yielded a non-cash loss of €54.1 million, whereas the prior year period showed a non-cash gain of €54.0 million. Furthermore, we also incurred a €7.3 million loss on the extinguishment of debt in Q2 2014 following the prepayment of certain Term Loans and the Senior Secured Notes due 2016 during April 2014. Relative to the first nine months of 2013, our interest income and foreign exchange gain decreased to €0.9 million for the first nine months of 2014, reflecting lower average interest rates on our deposits and investments. Interest expenses, foreign exchange loss and other finance expenses reached €195.3 million for the first nine months of 2014 and were 2% lower compared to the prior year period following the successful refinancing in April 2014 of certain of our Term Loans and the Senior Secured Notes due 2016. In Q3 2014, we incurred €72.0 million of net finance expenses as compared to €62.8 million in Q3 2013. Interest income and foreign exchange gain in Q3 2014 was €0.6 million and doubled compared to the prior year

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 11

period reflecting an average higher cash balance compared to last year. Interest expenses, foreign exchange loss and other finance expenses represented €63.6 million in Q3 2014 compared to €66.0 million in Q3 2013 as a result of the aforementioned refinancing. Finally, our derivatives yielded a non-cash loss of €9.0 million in Q3 2014 versus a non-cash gain of €2.9 million in Q3 2013. Please refer to Section 2.6 - Debt profile, cash balance and net leverage ratio for detailed information about our debt maturity profile.

INCOME TAXES

We recorded income tax expense of €87.6 million for the first nine months of 2014 compared to income tax expense of €72.1 million for the first nine months of 2013, representing a 21% increase year-on-year. In Q3 2014, we incurred income tax expense of €42.7 million compared to €20.1 million in the prior year period.

NET INCOME

For the first nine months of 2014, we earned net income of €71.4 million compared to €153.5 million in the prior year period. Although our operating profit showed a robust 12% growth for the first nine months of 2014, our net income decreased 53% compared to the prior year period as we incurred a €54.1 million non-cash loss on derivatives and recorded a €7.3 million loss on the extinguishment of debt. In Q3 2014, we achieved net income of €22.6 million compared to net income of €43.5 million in Q3 2013 reflecting much higher income tax expenses compared to Q3 2013.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities generated net cash of €509.2 million for the first nine months of 2014, up 27% compared to the prior year period when net cash from operating activities represented €401.4 million. The robust year-on-year growth in our net cash from operating activities was primarily driven by a solid 8% increase in our Adjusted EBITDA and a substantial improvement in our working capital as a result of our new working capital policy, whereas our cash interest expenses increased slightly compared to the prior year period. In Q3 2014, we recorded €165.2 million of net cash from operating activities, representing a solid increase of 25% compared to Q3 2013. This was primarily driven by a 4% increase in our Adjusted EBITDA, a strong improvement in our working capital compared to the corresponding prior year quarter and slightly lower cash interest expenses following the successful refinancing in April 2014 of certain of our Term Loans and the Senior Secured Notes due 2016.

NET CASH USED IN INVESTING ACTIVITIES

We used €286.9 million of net cash in investing activities for the first nine months of 2014, which was broadly unchanged compared to the prior year period. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €28.5 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This amount covered the final payment for the previous 2013-2014 season and the first leg of the current 2014-2015 season. In Q3 2014, we used €102.7 million of net cash in investing activities, representing a decrease of 19% compared to the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the first nine months of 2014, we generated Free Cash Flow of €209.3 million, which was slightly more than double the Free Cash Flow we realized for the first nine months of 2013 (€102.4 million). The robust growth in our Free Cash Flow over the period was directly driven by a solid increase in our Adjusted EBITDA, a strong improvement in our working capital and slightly lower cash capital expenditures as a result of phasing and timing variances. On a quarterly basis, our Free Cash Flow in Q3 2014 totaled €58.7 million compared to €1.9 million in Q3 2013, reflecting broadly the same reasons as mentioned above.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 12

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities was €198.7 million for the first nine months of 2014 compared to net cash used in financing activities of €908.1 million for the first nine months of 2013. The evolution of our net cash used in financing activities for the first nine months of 2014 primarily reflected: (i) a net decrease of €147.7 million in our overall indebtedness as excess cash was used to repay the remaining outstanding amounts under certain Term Loans following the aforementioned April 2014 refinancing, (ii) the repurchase of 1.1 million shares under the Share Repurchase Program 2014 for an aggregate amount of €48.2 million offset by the proceeds from the sale of treasury shares amounting to €15.5 million, and (iv) €18.3 million related to capital lease repayments and other financial payments. The net cash used in financing activities for the first nine months of 2013 primarily reflected the payment of an extraordinary dividend to our shareholders in early May 2013 for an aggregate amount of €905.2 million. In Q3 2014, we used €6.7 million of net cash in financing activities related to capital lease repayments and other financial payments.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of September 30, 2014, we carried a total debt balance (including accrued interest) of €3,725.0 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,900.0 million principal amount is related to the Notes issued in 2010, 2011 and 2012. Our total debt balance at September 30, 2014 also included €45.9 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In March 2014, we announced an extension offer for Term Loans Q, R and T under our existing 2010 Amended Senior Credit Facility and the redemption of the Senior Secured Notes due 2016. As a result of the aforementioned refinancing, which was completed in April 2014, we issued a new €474.1 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Term Loan W”) due June 30, 2022 carrying a margin of 3.25% over Euribor. In addition, we issued a new €882.9 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Term Loan Y”) due June 30, 2023 carrying a margin of 3.50% over Euribor. The net proceeds of these new issuances, together with available cash and cash equivalents, were used to fully redeem the outstanding amounts under Term Loans Q, R and T and the €100.0 million Senior Secured Notes due 2016. As a result, we do not have any maturities of our outstanding debt prior to November 2020.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 13

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at September 30, 2014.

Exhibit 2: Debt maturity table as of September 30, 2014

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2014
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating - 1M Euribor + 3.25%	Monthly
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating - 1M Euribor + 3.50%	Monthly
Revolving Credit Facility (Facility S)	36.9	—	36.9	December 31, 2016	Floating - 1M Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility X)	286.0	—	286.0	September 30, 2020	Floating - 1M Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,579.9	3,257.0	322.9

CASH BALANCE AND AVAILABILITY OF FUNDS

At September 30, 2014, we held €237.7 million of cash and cash equivalents compared to €214.1 million at December 31, 2013. Although we used part of our outstanding cash balance (i) to redeem the remaining outstanding amounts under certain of our Term Loans following the April 2014 refinancing and, (ii) to repurchase shares under the Share Repurchase Program 2014, the increase in our cash balance compared to year-end 2013 primarily reflected our robust Free Cash Flow growth. At September 30, 2014, we had access to an additional committed Revolving Facility of €322.9 million, subject to compliance with the covenants mentioned below. A substantial portion of our Revolving Facility (€286.0 million) is available until September 30, 2020, while the remaining amount (€36.9 million) is available until December 31, 2016.

NET LEVERAGE RATIO

As of September 30, 2014, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.6x. Compared to the preceding quarter, our net leverage ratio remained unchanged. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. At the end of September 2014, the Company’s board of directors decided not to propose any form of shareholder remuneration at this stage in light of the current operating environment. Nevertheless, the Company’s board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long‐term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of the financing structure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 14

2.7    Capital expenditures

Accrued capital expenditures reached €260.0 million for the first nine months of 2014, representing approximately 20% of our revenue and representing a 1% decrease compared to the prior year period when we incurred accrued capital expenditures of €263.2 million. Our accrued capital expenditures for the first nine months of 2013 were impacted by a €16.1 million reversal of set-top box related import duties and the extension of the UK Premier League football broadcasting rights for three seasons, starting August 2013. These broadcasting rights have been capitalized as intangible assets and are being amortized on a pro‐rata basis as the seasons progress. In June 2014, we successfully renewed the football broadcasting rights for the Jupiler Pro League for three seasons, starting July 2014. The first season under the current three-year contract has been capitalized as an intangible asset and is being amortized on a pro-rata basis as the season progresses. Excluding the impact from the renewal of the Belgian football broadcasting rights, our accrued capital expenditures would have represented approximately 18% of our revenue for the first nine months of 2014.

Set-top box related capital expenditures decreased 27% from €36.6 million for the first nine months of 2013 to €26.6 million for the first nine months of 2014 as a 12% increase in net digital TV subscriber additions versus the first nine months of 2013 was more than offset by a reduction in our set-top box inventory levels. For the first nine months of 2014, set-top box related capital expenditures reached approximately 11% of our total accrued capital expenditures (excluding the renewal of the Belgian football broadcasting rights). Capital expenditures for customer installations totaled €49.6 million for the first nine months of 2014, or approximately 21% of total accrued capital expenditures (excluding the renewal of the Belgian football broadcasting rights), compared to €59.8 million for the first nine months of 2013. The 17% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net broadband internet subscriber additions as compared to last year, while we continued to benefit from efficiencies as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades decreased 14% from €71.8 million for the first nine months of 2013 to €61.5 million for the first nine months of 2014, and represented approximately 27% of total accrued capital expenditures (excluding the renewal of the Belgian football broadcasting rights). The decrease was primarily driven by timing variances in the execution of some our network investments and relatively lower spending on node-splitting. At the end of August 2014, we unveiled our next-generation network upgrade program. Over the coming five years, we anticipate to spend around €500.0 million to boost the capacity of our network from the current 600 MHz to 1 GHz, enabling superfast broadband speeds of up to 1 Gbps.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €122.3 million for the first nine months of 2014 compared to €95.0 million for the first nine months of 2013, and were impacted by the renewal of the Belgian football broadcasting rights, as mentioned above. Approximately 59% of our accrued capital expenditures for the first nine months of 2014 (excluding the renewal of the Belgian football broadcasting rights) were scalable and subscriber growth related.

In Q3 2014 alone, we recorded accrued capital expenditures of €72.3 million, marking a 15% decrease compared to the prior year period and representing approximately 17% of our revenue. Accrued capital expenditures in Q3 2014 were impacted by significantly lower set-top box related capital expenditures and lower customer-related capital expenditures.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 15

3    Outlook and other information

3.1    Outlook for the year 2014

For the first nine months of 2014, we achieved revenue growth of 4%. As expected, our revenue growth rate accelerated in Q3 2014 on the back of improving net subscriber trends for both our mobile and advanced fixed services and the solid achievement in Q3 2014 bodes well for the year-end quarter. Hence, we remain well on track to deliver on our full-year revenue outlook of “between 4-5%”.

As for Adjusted EBITDA, we recorded 8% growth over the first nine months of the year. Since Q2 2014, Adjusted EBITDA growth has been decelerating as a result of timing variances and phasing in our handset subsidy campaigns and other commercial costs. As Q4 is typically the lightest quarter in terms of Adjusted EBITDA contribution given seasonal patterns in our business, we expect our Adjusted EBITDA margin to decline relative to the Q3 2014 level. Yet, we reconfirm our full-year outlook for Adjusted EBITDA growth of “between 5-6%” and see Adjusted EBITDA growth towards the high end of that range.

Excluding the renewal of the Belgian football broadcasting rights, our accrued capital expenditures represented approximately 18% of our revenue for the first nine months of 2014. As the year-end quarter is generally characterized by higher accrued capital expenditures, including certain costs for our recently announced network upgrade program, we maintain our outlook for full year accrued capital expenditures and target them “between 20-21%” of our revenue.

Finally, in terms of Free Cash Flow, we generated €205.9 million over the first nine months of 2014 driven by solid Adjusted EBITDA growth, an improvement in our working capital and lower cash capital expenditures. For the year-end quarter, we expect a seasonally weaker Free Cash Flow contribution as a result of lower Adjusted EBITDA growth and higher cash capital expenditures. For the full year, we continue to target Free Cash Flow of “between €230.0-240.0 million”.

Exhibit 3: Outlook FY 2014

	Outlook FY 2014	Outlook FY 2014
	(as presented on February 13, 2014)	(as revised on July 31, 2014)
Revenue growth	6 - 7%	4 - 5%
Adjusted EBITDA growth	5 - 6%	5 - 6%
Accrued capital expenditures, % of revenue	20 - 21%(1)	20 - 21%(1)
Free Cash Flow	€230 - €240 million(2)	€230 - €240 million(2)
(1) Excluding the impact from the extension of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2013 tax return will not occur until early 2015 and a flat evolution of cash interest expenses.

3.3    Subsequent events

There were no significant events subsequent to September 30, 2014, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the nine months ended September 30, 2014.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 16

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Sept 2014	Sept 2013	Change %

Total Services

Homes passed - Combined Network	2,910,700	2,887,500	1%

Television
Analog Cable TV	508,300	626,800	-19%
Digital Cable TV	1,565,500	1,466,600	7%
Total Cable TV	2,073,800	2,093,400	-1%

Internet
Residential Broadband Internet	1,472,500	1,402,300	5%
Business Broadband Internet	40,300	39,800	1%
Total Broadband Internet	1,512,800	1,442,100	5%

Telephony
Residential Telephony	1,119,200	1,015,400	10%
Business Telephony	14,400	13,700	5%
Total Telephony	1,133,600	1,029,100	10%

Mobile telephony (active customers)	868,500	712,900	22%

Total Services (excl. Mobile)	4,720,200	4,564,600	3%

Churn

Basic cable television	7.5%	7.6%
Broadband internet	7.3%	7.7%
Telephony	6.6%	6.9%

Customer relationship information - Combined Network

Triple-play customers	1,025,200	919,700	11%
Total customer relationships	2,073,800	2,093,400	-1%
Services per customer relationship	2.28	2.18	5%
ARPU per customer relationship (in € / month)	50.0	47.5	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 17

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited

	For the three months ended			For the nine months ended
(€ in millions, except shares and per share amounts)	September 30,			September 30,
	2014	2013	Change %	2014	2013	Change %
Profit for the period
Revenue

Basic cable television	80.4	78.5	2%	240.9	236.3	2%
Premium cable television	58.1	57.5	1%	174.6	176.9	-1%
Distributors / other	14.0	12.7	10%	37.9	47.5	-20%
Residential broadband internet	131.7	118.4	11%	389.5	343.9	13%
Residential telephony	124.0	119.7	4%	357.5	351.6	2%
Business services	24.1	23.5	3%	70.7	67.7	4%

Total Revenue	432.3	410.3	5%	1,271.1	1,223.9	4%
Expenses
Cost of services provided	(239.6)	(223.4)	7%	(684.4)	(670.4)	2%
Gross Profit	192.7	186.9	3%	586.7	553.5	6%
Selling, general & administrative expenses	(55.4)	(60.4)	-8%	(172.2)	(184.8)	-7%
Operating profit	137.3	126.5	9%	414.5	368.7	12%
Finance income	0.6	3.2	-81%	0.9	55.8	-98%
Net interest income and foreign exchange gain	0.6	0.3	100%	0.9	1.8	-50%
Net gain on derivative financial instruments	—	2.9	N.M.	—	54.0	N.M.
Finance expenses	(72.6)	(66.0)	10%	(256.7)	(198.6)	29%
Net interest expense, foreign exchange loss and other finance expenses	(63.6)	(66.0)	-4%	(195.3)	(198.6)	-2%
Net loss on derivative financial instruments	(9.0)	—	N.M.	(54.1)	—	N.M.
Loss on extinguishment of debt	—	—	—	(7.3)	—	N.M.
Net finance expense	(72.0)	(62.8)	15%	(255.8)	(142.8)	79%
Other income (loss)	—	(0.1)	N.M.	0.3	(0.3)	N.M.
Profit before income tax	65.3	63.6	3%	159.0	225.6	-30%
Income tax expense	(42.7)	(20.1)	112%	(87.6)	(72.1)	21%
Profit for the period	22.6	43.5	-48%	71.4	153.5	-53%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	—	—	N.M.	(0.7)	—	N.M.
Other comprehensive loss for the period, net of income tax	—	—	N.M.	(0.7)	—	N.M.
Total comprehensive income for the period	22.6	43.5	-48%	70.7	153.5	-54%

Profit attributable to:	22.6	43.5	-48%	71.4	153.5	-53%
Owners of the Company	22.6	43.5	-48%	71.4	153.5	-53%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Total comprehensive income for the period, attributable to:	22.6	43.5	-48%	70.7	153.5	-54%
Owners of the Company	22.6	43.5	-48%	70.7	153.5	-54%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Weighted average shares outstanding	116,263,707	114,693,206		115,733,284	114,260,684
Basic earnings per share	0.19	0.38		0.62	1.34
Diluted earnings per share	0.19	0.38		0.61	1.33

Expenses by Nature
Employee benefits	36.3	38.1	-5%	114.5	111.9	2%
Share based compensation	1.7	1.8	-6%	7.0	8.6	-19%
Depreciation	62.1	61.4	1%	185.2	170.0	9%
Amortization	15.0	20.7	-28%	44.3	61.6	-28%
Amortization of broadcasting rights	9.6	9.3	3%	34.3	29.8	15%
Gain on disposal of property and equipment and other intangible assets	(0.6)	(0.6)	—	(1.7)	(1.8)	-6%
Network operating and service costs	139.6	124.2	12%	378.6	387.4	-2%
Advertising, sales and marketing	14.3	16.7	-14%	45.6	50.5	-10%
Other costs	14.8	12.2	21%	45.0	37.2	21%
Operating charges related to acquisitions or divestitures	0.4	—	N.M.	2.0	—	N.M.
Restructuring charges	1.8	—	N.M.	1.8	—	N.M.

Total Expenses	295.0	283.8	4%	856.6	855.2	—%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 18

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2014	2013	Change %	2014	2013	Change %

Cash flows from operating activities
Profit for the period	22.6	43.5	-48%	71.4	153.5	-54%
Depreciation, amortization, impairment and restructuring changes	87.9	90.8	-3%	263.9	259.6	2%
Working capital changes and other non cash items	10.2	(14.2)	N.M.	16.9	(45.2)	N.M.
Income tax expense	42.0	20.1	109%	86.9	72.1	21%
Net interest expense, foreign exchange loss and other finance expenses	63.0	65.7	-4%	194.4	196.8	-1%
Net loss (gain) on derivative financial instruments	9.0	(2.9)	N.M.	54.1	(54.0)	N.M.
Loss on extinguishment of debt	—	—	—	7.3	—	N.M.
Cash interest expenses and cash derivatives	(69.5)	(70.9)	-2%	(185.7)	(181.4)	2%

Net cash from operating activities	165.2	132.1	25%	509.2	401.4	27%

Cash flows from investing activities
Purchases of property and equipment	(64.9)	(77.3)	-16%	(200.6)	(196.7)	2%
Purchases of intangibles	(37.8)	(50.0)	-24%	(88.8)	(96.0)	-8%
Investments in equity accounted investees	—	—	N.M.	—	(0.4)	N.M.
Proceeds from sale of property and equipment	—	1.0	-100%	2.5	2.6	-4%
Purchase of broadcasting rights for resale purposes	(1.7)	(13.2)	-87%	(8.8)	(20.8)	-58%
Proceeds from the sale of broadcasting rights for resale purposes	1.7	13.2	-87%	8.8	20.8	-58%

Net cash used in investing activities	(102.7)	(126.3)	-19%	(286.9)	(290.5)	-1%

Cash flows from financing activities
Repayments of loans and borrowings	—	—	—	(721.4)	—	N.M.
Proceeds from loans and borrowings	—	—	—	573.7	—	N.M.
Payments related to capital reductions and dividend	—	—	—	—	(905.2)	N.M.
Repurchase of own shares	—	—	—	(48.2)	—	N.M.
Sales of own shares	1.2	—	N.M.	15.5	18.6	-17%
Other financing activities (incl. finance leases)	(7.9)	(10.8)	-27%	(18.3)	(21.5)	-15%

Net cash used in financing activities	(6.7)	(10.8)	-38%	(198.7)	(908.1)	-78%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	181.9	114.1	N.M.	214.1	906.3	-76%
Cash at end of period	237.7	109.1	118%	237.7	109.1	118%

Net cash generate (used)	55.8	(5.0)	N.M.	23.6	(797.2)	N.M.

Free Cash Flow
Net cash from operating activities	165.2	132.1	25%	509.2	401.4	27%
Purchases of property and equipment	(64.9)	(77.3)	-16%	(200.6)	(196.7)	2%
Purchases of intangibles	(37.8)	(50.0)	-24%	(88.8)	(96.0)	-8%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.2)	(1.1)	9%	(3.7)	(3.4)	9%
Principal payments on post acquisition additions to network leases	(2.6)	(1.8)	44%	(6.8)	(2.9)	134%
Free Cash Flow	58.7	1.9	N.M.	209.3	102.4	104%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2014 19

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	Sept. 30,	December 31,	Change
	2014	2013

ASSETS
Non-current Assets:
Property and equipment	1,383.8	1,386.1	(2.3)
Goodwill	1,241.8	1,241.8	—
Other intangible assets	249.9	251.9	(2.0)
Deferred tax assets	102.7	82.1	20.6
Other assets	3.4	7.7	(4.3)
Total non-current assets	2,981.6	2,969.6	12.0

Current Assets:
Inventories	12.8	15.4	(2.6)
Trade receivables	117.6	118.7	(1.1)
Other current assets	83.0	83.8	(0.8)
Cash and cash equivalents	237.7	214.1	23.6
Total current assets	451.1	432.0	19.1

TOTAL ASSETS	3,432.7	3,401.6	31.1

EQUITY AND LIABILITIES
Equity:
Share capital	12.7	12.6	0.1
Share premium and other reserves	1,001.4	982.1	19.3
Retained loss	(2,420.3)	(2,465.9)	45.6
Remeasurements	(8.2)	(7.5)	(0.7)
Total equity attributable to owners of the Company	(1,414.4)	(1,478.7)	64.3
Non-controlling interests	8.6	8.3	0.3
Total equity	(1,405.8)	(1,470.4)	64.6

Non-current Liabilities:
Loans and borrowings	3,656.4	3,790.4	(134.0)
Derivative financial instruments	162.6	111.0	51.6
Deferred revenue	2.0	2.7	(0.7)
Deferred tax liabilities	136.4	109.4	27.0
Other liabilities	81.6	90.8	(9.2)
Total non-current liabilities	4,039.0	4,104.3	(65.3)

Current Liabilities:
Loans and borrowings	68.6	77.9	(9.3)
Trade payables	140.0	141.8	(1.8)
Accrued expenses and other current liabilities	305.4	340.6	(35.2)
Deferred revenue	72.9	79.0	(6.1)
Derivative financial instruments	42.9	39.9	3.0
Current tax liability	169.7	88.5	81.2
Total current liabilities	799.5	767.7	31.8

Total liabilities	4,838.5	4,872.0	(33.5)

TOTAL EQUITY AND LIABILITIES	3,432.7	3,401.6	31.1